EXHIBIT 99.2
Savings and Investment Plan for Employees
of R. J. Reynolds Tobacco in Puerto Rico
Financial Statements and Supplemental Schedule
December 31, 2006 and 2005
(with Report of Independent Registered Public Accounting Firm Thereon)

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico
Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2006 and 2005	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2006 and 2005	3

Notes to Financial Statements	4-9

Supplemental Schedule — Form 5500, Schedule H, Line 4i —
Schedule of Assets (Held at End of Year) as of December 31, 2006	10
Note: Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm
RAI Employee Benefits Committee of Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico:
We have audited the accompanying statements of net assets available for benefits of Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico, referred to as the Plan, as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2006 and 2005, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
Greensboro, North Carolina
June 25, 2007

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico
Statements of Net Assets Available for Benefits
December 31, 2006 and 2005

	2006	2005
Assets:
Investments, at fair value (notes 1, 2, 3, 4 and 5):
Mutual funds:
Vanguard LifeStrategy Conservative Growth Fund	$1,000,227	$772,691
Vanguard LifeStrategy Growth Fund	643,243	523,471
Vanguard LifeStrategy Moderate Growth Fund	460,962	349,250
Vanguard Total International Stock Index Fund	363,485	273,222
Vanguard Total Stock Market Index Fund	1,985,312	2,162,264
Vanguard Retirement Savings Trust	2,790,449	2,649,789
RAI Common Stock Fund	142,440	134,308
Participant loans	310,144	202,707

Total investments	7,696,262	7,067,702

Net assets available for benefits, at fair value	7,696,262	7,067,702

Adjustment from fair value to contract value for fully benefit-responsive investments	26,792	34,944

Net assets available for benefits	$7,723,054	$7,102,646

See accompanying notes to financial statements.

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2006 and 2005

	2006	2005
Additions:
Investment income (notes 1, 2, 3 and 4):
Net appreciation in fair value of investments	$536,189	$164,071
Interest and dividend income	237,927	183,755

Total investment income	774,116	347,826

Contributions:
Employer contributions	501,489	165,522
Participant contributions	529,720	500,067

Total contributions	1,031,209	665,589

Total additions	1,805,325	1,013,415

Deductions — benefits paid to participants	1,184,917	1,106,807

Net increase/(decrease) in net assets available for benefits	620,408	(93,392)

Net assets available for benefits at beginning of year	7,102,646	7,196,038

Net assets available for benefits at end of year	$7,723,054	$7,102,646

See accompanying notes to financial statements.

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico
Notes to Financial Statements
(1) Plan Description
The following brief description of the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.
     (a) General
The Plan is a voluntary defined contribution retirement plan covering all regular, full-time employees, and certain non-regular employees who have accumulated 1,000 or more hours of service as defined in the Plan document, of R. J. Reynolds Tobacco (CI), Co., a Cayman Islands corporation, referred to as the Company, in Puerto Rico. Reynolds American Inc., referred to as RAI, is the Plan Sponsor. The RAI Employee Benefits Committee, referred to as the Committee, controls and manages the operation and administration of the Plan. Banco Popular de Puerto Rico serves as the trustee of the Plan, and The Vanguard Group, referred to as Vanguard, serves as the recordkeeper for the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.
On December 20, 2005, the Plan was amended, effective January 1, 2006, to provide Retirement Enhancement Contributions by the Company to the accounts of eligible participants. The Retirement Enhancement Contribution provides each eligible participant with an additional employer contribution of 3%-9% of his or her eligible compensation, depending on the eligible participant’s age and years of service as of January 1, 2006.
     (b) Contributions
Each year, participants may make basic contributions of up to 6% of compensation, as defined in the Plan document, on a pre-tax or after-tax basis. In addition, participants may make supplemental contributions on a pre-tax or after-tax basis of up to 16% of compensation, including the basic contributions. Pre-tax supplemental contributions may only be made by participants making the maximum basic contribution on a pre-tax basis, and total pre-tax contributions are limited to the lesser of $8,000 or 10% of compensation. For participants hired prior to January 1, 2004, the Company contributes an amount equal to 50% of the basic contributions that a participant contributes to the Plan. For participants hired on or after January 1, 2004, the Company will contribute an amount equal to 100% of the basic contributions that a participant contributes to the Plan. In addition, the Company makes Retirement Enhancement Contributions to the accounts of eligible participants equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s age and years of service as of January 1, 2006. Contributions are subject to certain Puerto Rico Internal Revenue Code limitations.

     (c) Participant Accounts
Each participant’s account is credited with the participant’s contributions and allocations of the Company’s contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
     (d) Vesting
Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in Company contributions occurs upon the earlier of completion of 24 months of Plan participation, 36 months of service with the Company or affiliated companies, age 65, or upon the occurrence of certain events as defined in the Plan document.
     (e) Investment Options
Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments to any of seven investment fund options. Participants may change or transfer their investment options at any time via telephone.
     (f) Loans to Participants
Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months or $50,000 and limited by certain restrictions in the Plan document. Loan terms shall not be for more than five years, except for the purchase of a primary residence, which shall not exceed ten years. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest is paid ratably through payroll deductions.
     (g) Payment of Benefits
Upon termination of service, a participant is entitled to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or for certain participants, monthly installments calculated annually over a period not to exceed the lesser of 15 years or the participant’s life expectancy, if certain requirements set forth in the Plan document are met.
     (h) Expenses
Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Plan; however, for the Plan years ended December 31, 2006 and 2005, these administrative expenses were paid by the Company. Administrative expenses paid by the Company for the years ended December 31, 2006 and 2005, were $56,863 and $67,580, respectively.

     (i) Forfeitures
Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break-in-service years, as defined in the Plan document. During 2006 and 2005, employer contributions were reduced by forfeited nonvested accounts by $16,088 and $3,728, respectively. At December 31, 2006 and 2005, forfeited nonvested accounts totaled $10,552 and $9,886, respectively.
(2)    Summary of Significant Accounting Policies
(a) Basis of Accounting
The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.
     (b) Investment Valuation and Income Recognition
As described in Financial Accounting Standards Board Staff Position AAG INV-1 and SOP 94-4-1, Reporting on Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans, referred to as the FSP, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis. The Plan adopted the FSP effective December 31, 2006 and retroactively implemented its requirements to the Statement of Net Assets Available for Benefits as of December 31, 2005.
The Plan’s investments are stated at fair value. The Plan’s investment in the RAI Common Stock Fund is stated at fair value as determined by quoted market prices. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Loans to participants are valued at cost plus accrued interest, which approximates fair value. Investments in collective trusts, referred to as CTs, are stated at fair value on the Statement of Net Assets Available for benefits with an adjustment from fair value to contract value for fully benefit-responsive collective trusts. As provided in the FSP, an investment contract is generally permitted to be valued at contract value, rather than fair value, to the extent it is fully benefit-responsive.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.
     (c) Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.
     (d) Payment of Benefits
Benefits are recorded when paid.
(3)    Investments
Investments that represent 5% or more of the Plan’s net assets were:

	December 31,	December 31,
	2006	2005
Vanguard LifeStrategy Conservative Growth Fund, 60,291 and 49,883 shares, respectively	$1,000,227	$772,691
Vanguard LifeStrategy Growth Fund, 26,948 and 24,927 shares, respectively	643,243	523,471
Vanguard LifeStrategy Moderate Growth Fund, 22,640 and 18,909 shares, respectively	460,962	349,250
Vanguard Total Stock Market Index Fund, 58,237 and 72,075 shares, respectively	1,985,312	2,162,264
Vanguard Retirement Savings Trust, 2,817,241 and 2,684,733 shares, respectively	2,790,449	2,649,789
The Plan’s investments, including gains and losses on investments bought and sold, and those held during the period, appreciated in value as follows:

	Year ended	Year ended
	December 31,	December 31,
	2006	2005

Mutual funds	$492,467	$142,427
RAI Common Stock Fund[1]	43,722	21,644

	$536,189	$164,071

[1]	On July 19, 2006, Reynolds American Inc. declared a two-for-one stock split, to be effected in the form of a 100% stock dividend of its common stock, to shareholders of record on July 31, 2006. The stock dividend was distributed to RAI’s shareholders on August 14, 2006.

(4)    Related Party Transactions
Certain Plan investments are shares of mutual funds and units of participation in the Retirement Savings Trust, a collective trust fund, both of which are managed by Vanguard. Vanguard is the recordkeeper as defined by the Plan; therefore, these transactions qualify as party-in-interest transactions.
The RAI Common Stock Fund is provided as an investment option for participants in the Plan. As RAI is the Plan sponsor, these transactions qualify as party-in-interest transactions. See note 3 for a description of the changes in value of RAI common stock included in Plan assets. RAI Common Stock Fund dividends for the years ended December 31, 2006 and 2005 were $7,462 and $5,272, respectively. The RAI Common Stock Fund shares for the years ended December 31, 2006 and 2005 were 2,176 at $65.47 and 2,818 at $47.67, respectively reflecting the split referenced in Note 3.
(5)    Collective Trust with Asset Management Company
The Plan is party to a benefit-responsive collective trust with Vanguard. Vanguard maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The collective trust issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.
The contract is included in the financial statements at contract value as reported to the Plan by Vanguard. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuer or otherwise. The crediting interest rate is based on a formula agreed upon with the issuer but may not be less than certain percentages.
Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents (including complete or partial Plan terminations or merger with another plan), (ii) changes to Plan’s prohibition on competing investment options or deletion of equity wash provisions, (iii) bankruptcy of the Plan sponsor or other Plan sponsor events (e.g. divestitures or spin-offs of a subsidiary) which cause a significant withdrawal from the Plan, or (iv) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemptions under ERISA. The Plan Administrator does not believe that the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

(6)    Income Tax Status
The Plan’s latest determination letter issued by the Puerto Rico Treasury Department is dated February 27, 1992. The Plan has been amended since receiving this determination letter. The Plan is intended to comply with Section 1165(a) of the Puerto Rico Income Tax Act of 1954, referred to as ITA. The Plan is required to operate in conformity with the ITA to maintain its qualification. The United States qualification of the Plan was dropped, effective with the 1995 plan year. The Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan’s qualified status. The Committee believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the ITA, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.
(7)    Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, participants will become 100% vested in their employer contributions and earnings thereon.
(8)    Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

December 31,
2006

Net assets available for benefits per the financial statements	$7,723,054
Less: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(26,792)

Net assets available for benefits per the Form 5500	$7,696,262

The following is a reconciliation of investment income per the financial statements to the Form 5500:

December 31,
2006

Total investment income per the financial statements	$774,116
Less: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(26,792)

Total investment income per the Form 5500	$747,324

* * * * * * * * * * * *

Savings and Investment Plan for Employees of
R. J. Reynolds Tobacco in Puerto Rico
Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2006

	Description of
	Investment,
	Including Maturity
	Date, Rate of
	Interest,
Identity of Issue, Borrower, Lessor or	Collateral, Par or	Number of shares or
Similar Party	Maturity Value	units	Cost		Current Value

* Vanguard LifeStrategy Conservative Growth Fund	Mutual Fund	60,291	*	*	$1,000,227
* Vanguard LifeStrategy Growth Fund	Mutual Fund	26,948	*	*	643,243
* Vanguard LifeStrategy Moderate Growth Fund	Mutual Fund	22,641	*	*	460,962
* Vanguard Total International Stock Index Fund	Mutual Fund	20,571	*	*	363,485
* Vanguard Total Stock Market Index Fund	Mutual Fund	58,237	*	*	1,985,312
* Vanguard Retirement Savings Trust	Common/Collective Trust Fund	2,817,241	*	*	2,790,449
* RAI Common Stock Fund	Company Stock Fund	2,176	*	*	142,440
Participant loans	Participant loans, (51 loans with interest rates ranging from 5.25% to 9.25% and maturity dates ranging from June 16, 2007 — December 1, 2011)	—	—		310,144

					$7,696,262

*	Denotes a party-in-interest.

**	Cost information is not required for participant-directed investments and, therefore, is not included.
See Report of Independent Registered Public Accounting Firm